Exhibit 99.1

155 EAST TROPICANA ANNOUNCES

TERMINATION OF ASSET PURCHASE AGREEMENT WITH HEDWIGS LAS VEGAS

TOP TIER, LLC

Las Vegas, NV – June 9, 2008 – 155 East Tropicana, LLC (the “Company”) today announced the termination of the Asset Purchase Agreement with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC.

As previously reported, the Company entered into a definitive Asset Purchase Agreement with the Buyer, and subsequently entered into a first, second and third amendment to the Asset Purchase Agreement (collectively, the “Agreement”). The Buyer paid a total of $5.5 million in deposits and extension fees to the Company, which are non-refundable and were fully earned on the dates of payment. In connection with the third amendment to the Agreement, the Buyer was required to make a $500 thousand payment to the Company on or before June 6, 2008 or the Agreement automatically terminated.  The Buyer did not make the payment. Accordingly, the Agreement terminated on June 6, 2008.

Under the terms of the Agreement, the Buyer offered to purchase essentially all of the assets of the Company for a purchase price of $98 million in cash, the payment of certain accrued royalties, and the assumption of certain outstanding liabilities of the Company.  The Agreement also provided that the Buyer would be responsible for the Company’s $130 million in principal amount of 8 ¾% Senior Secured Notes due 2012.

The Agreement resulted from an unsolicited offer made by the Buyer to the Company, which the Company’s board believed was attractive to the Company’s bondholders, members and employees.  The Company’s board remains confident in the value of the property and in the coming months will consider strategic alternatives.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada.  The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip.  The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at www.hooterscasinohotel.com.

Contact:

Michael Hessling

(702) 597-6070